                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                        --------------------------------


                                   FORM 8-K/A
                       AMENDMENT NO. 1 TO CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported):  July 30, 1998




                       UNIVERSAL HOSPITAL SERVICES, INC.
                       ---------------------------------
             (Exact name of registrant as specified in its charter)


         Minnesota                 0-20086               41-0760940
-------------------------------------------------------------------------------
(State or other jurisdiction     (Commission           (IRS Employer
     of incorporation)           File Number)       Identification No.)


1250 Northland Plaza, 3800 West 80th Street, Bloomington, Minnesota 55431-4442
-------------------------------------------------------------------------------
                 (Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code:          (612) 893-3200
                                                     --------------------------



                                Not Applicable
-------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

The Undersigned registrant hereby amends the following items, financial statements, pro forma financial information and exhibits, if any, or other portions of its Form 8-K Report dated July 30, 1998, filed August 13, 1998, as set forth in the pages attached hereto:

Item 2.  Acquisition or Disposition of Assets.
         ------------------------------------

         As previously reported, on July 30, 1998, Universal Hospital Services, Inc. (the "Company") acquired HCI Acquisition Corp. ("HCI"), the parent company of Home Care Instruments, Inc., pursuant to a Stock Purchase Agreement of the same date among the Company and the shareholders of HCI. As a result of the acquisition, the Company acquired all of the outstanding capital stock of HCI, and HCI became a wholly owned subsidiary of the Company. In connection with the acquisition, the Company paid approximately $19.3 million to the shareholders of HCI less the repayment by the Company of approximately $3.6 million of outstanding indebtedness of HCI. In connection with the acquisition, the Company amended its Credit Agreement among the Company, Various Lending Institutions and Bankers Trust Company, as Administrative Agent, dated as of February 25, 1998 (the "Credit Agreement") to permit the acquisition, to increase the Borrowing Base, as defined under the Credit Agreement, as the sum of (i) up to 85% of eligible receivables and (ii) up to 60% of eligible rental equipment and to increase the revolving commitment under the Credit Agreement to $40 million. The purchase price was paid in cash borrowings under the Credit Agreement. A complete copy of the Credit Agreement has been attached as an exhibit to the Company's reports filed with the Securities and Exchange Commission.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
         ------------------------------------------------------------------

            (a) Financial Statements of Business Acquired
                -----------------------------------------

                Financial statements required to be filed pursuant to Item 7 of Form 8-K filed October 13, 1998 for HCI Acquisition Corp. and Subsidiaries.

            (b) Pro Forma Financial Information
                -------------------------------

                Pro forma financial information required to be filed pursuant to Item 7 of Form 8-K filed October 13, 1998, for Universal Hospital Services, Inc. ("UHS").

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 1998                UNIVERSAL HOSPITAL SERVICES, INC.


                                       /s/ David E. Dovenberg
                                      ----------------------------------------
                                      David E. Dovenberg
                                      President and CEO

Item 7 -- Financial Statements and Exhibits
     (a) Financial Statements of Business Acquired

================================================================================



                             HCI ACQUISITION CORP.
                                AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


================================================================================

Contents
--------------------------------------------------------------------------------

                                                                        Page

Independent Auditors' Report.......................................        1


Consolidated Financial Statements

     Consolidated Balance Sheet....................................        2

     Consolidated Statements of Income And
          Retained Earnings........................................        3

     Consolidated Statement of Cash Flows..........................        4

     Notes to Consolidated Financial Statements....................     5-11


Supplementary Data

     Independent Auditors' Report on Supplementary Data............       12

     Consolidating Balance Sheet...................................       13

     Consolidating Statement of Income.............................       14

     Consolidating Schedule of Cost of Sales.......................       15

     Consolidating Schedule of Operating Expenses..................       16

               [LETTERHEAD OF RUBIN, BROWN, GORNSTEIN & CO. LLP]



                          INDEPENDENT AUDITORS' REPORT


Board of Directors
HCI Acquisition Corp. and Subsidiaries
St. Louis, Missouri


We have audited the accompanying consolidated balance sheet of HCI Acquisition Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, retained earnings and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HCI Acquisition Corp. and subsidiaries as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                        /s/ Rubin, Brown Gornstein & Co. LLP



February 6, 1998

               [LETTERHEAD OF RUBIN, BROWN, GORNSTEIN & CO. LLP]

                      HCI ACQUISITION CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                               DECEMBER 31,
                                                                          -----------------------
                                                              JUNE 30,                    1996
                                                                1998                  (As Restated-
                                                             (unaudited)     1997        Note 3)
                                                             ------------ -----------------------
REVENUE PRODUCING EQUIPMENT (NOTES 4 AND 7)                  $4,991,972   $5,206,767   $4,833,389
-------------------------------------------------------------------------------------------------
OTHER ASSETS
       Cash                                                       2,001       31,678        6,842
       Accounts receivable (less allowance for doubtful
             accounts of $25,400 in 1997 and 1996 - Note 7)   1,544,041    1,473,419    1,471,642
       Inventory (Note 7)                                       283,149      285,985      230,806
       Prepaid and refundable income taxes                           --        2,699           --
       Prepaid expenses and miscellaneous receivables                --       11,436        6,259
       Equipment and leasehold improvements (Notes 5 and 7)     322,147      438,257      293,799
       Other assets (Note 6)                                    979,456      716,408      110,748
-------------------------------------------------------------------------------------------------
                   TOTAL OTHER ASSETS                         3,130,794    2,959,882    2,120,096
-------------------------------------------------------------------------------------------------
                                                             $8,122,766   $8,166,649   $6,953,485
=================================================================================================

                      LIABILITIES AND STOCKHOLDERS'EQUITY

LIABILITIES
       Notes payable (Note 7)                                $4,025,880   $4,261,757   $3,796,886
       Accounts payable and accrued expenses                  1,040,580    1,279,324    1,259,874
       Income taxes payable                                          --           --      146,638
       Deferred income tax liability (Note 9)                   660,000      660,000      670,000
-------------------------------------------------------------------------------------------------
                   TOTAL LIABILITIES                          5,726,460    6,201,081    5,873,398
-------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
       Common stock:
             Authorized 1,000 shares of $1 par value;
                   issued and outstanding 1,000 shares            1,000        1,000        1,000
       Additional paid-in capital                               447,762      447,762      447,762
       Retained earnings                                      1,947,544    1,516,806      631,325
-------------------------------------------------------------------------------------------------
                   TOTAL STOCKHOLDERS'EQUITY                  2,396,306    1,965,568    1,080,087
-------------------------------------------------------------------------------------------------
                                                             $8,122,766   $8,166,649   $6,953,485
=================================================================================================

--------------------------------------------------------------------------------
See the accompanying notes to consolidated financial statements.

                     HCI ACQUISITION CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                        CONSOLIDATED STATEMENTS OF INCOME
                             AND RETAINED EARNINGS


                        CONSOLIDATED STATEMENT OF INCOME

                                           FOR THE SIX        FOR THE YEARS ENDED DECEMBER 31,
                                           MONTHS ENDED   -----------------------------------------
                                             JUNE 30,                                  1996
                                               1998                           ---------------------
                                            UNAUDITED               1997      (As Restated - Note 3)
                                          ---------------------------------------------------------
                                            AMOUNT          AMOUNT       %      AMOUNT          %
                                          ---------------------------------------------------------
NET SALES                                 $3,959,796      $8,335,290     100.0 $7,751,584     100.0
COST OF SALES                              1,840,070       3,168,924      38.0  3,206,613      41.4
---------------------------------------------------------------------------------------------------
GROSS PROFIT                               2,119,726       5,166,366      62.0  4,544,971      58.6
OPERATING EXPENSES                         1,221,873       3,340,351      40.1  2,811,735      36.2
---------------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS                       897,853       1,826,015      21.9  1,733,236      22.4
OTHER EXPENSES (NOTE 8)                      179,853         416,255       5.0    448,685       5.8
---------------------------------------------------------------------------------------------------
INCOME BEFORE PROVISION FOR INCOME TAXES     718,000       1,409,760      16.9  1,284,551      16.6
PROVISION FOR INCOME TAXES (NOTE 9)          287,262         524,279       6.3    471,816       6.1
---------------------------------------------------------------------------------------------------
NET INCOME                                $  430,738      $  885,481      10.6 $  812,735      10.5
===================================================================================================



                   CONSOLIDATED STATEMENT OF RETAINED EARNINGS

BALANCE - BEGINNING OF YEAR -
       AS PREVIOUSLY REPORTED             $1,516,806   $  631,325   $  513,590

PRIOR PERIOD ADJUSTMENT (NOTE 3)                  --           --     (695,000)
------------------------------------------------------------------------------

BALANCE (DEFICIT) - BEGINNING OF YEAR -
       AS RESTATED                         1,516,806      631,325     (181,410)

NET INCOME                                   430,738      885,481      812,735
------------------------------------------------------------------------------

BALANCE - END OF PERIOD                   $1,947,544   $1,516,806   $  631,325
==============================================================================

--------------------------------------------------------------------------------
See the accompanying notes to consolidated financial statements.

                     HCI ACQUISITION CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                              FOR THE           FOR THE YEARS
                                                                             SIX MONTHS        ENDED DECEMBER 31,
                                                                           ENDED JUNE 30, --------------------------
                                                                                1998                      1996
                                                                           --------------             (As Restated-
                                                                              UNAUDITED       1997       Note 3)
                                                                           -----------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES

       Net income                                                          $   430,738    $   885,481    $   812,735
       Adjustments to reconcile net income to net cash provided by operating activities:
                   Depreciation and amortization                               825,934      1,615,070      1,447,130
                   Net (gain) loss on sale of revenue producing equipment       (6,904)        89,258          8,211
                   Change in assets and liabilities:
                         Increase in accounts receivable                       (70,622)        (1,777)      (208,160)
                         (Increase) decrease in inventory                        2,836        (55,179)        10,619
                         Increase in prepaid and refundable income taxes         2,699         (2,699)            --
                         (Increase) decrease in prepaid expenses and
                               miscellaneous receivables                        11,436         (5,177)         1,467
                         Increase (decrease) in accounts payable and
                               accrued expenses                               (238,744)        19,450        (67,067)
                         Increase (decrease) in income taxes payable                --       (146,638)        60,617
                         Decrease in deferred income tax liability                  --        (10,000)       (25,000)
--------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                      957,373      2,387,789      2,040,552
--------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
       Proceeds from sale of revenue producing equipment                       169,551        285,396        367,773
       Proceeds from sale of equipment and leasehold improvements               63,319
       Payments for revenue producing equipment                               (711,974)    (2,143,040)    (1,910,872)
       Payments for equipment and leasehold improvements                        (9,021)      (312,158)      (164,996)
       Payments for deposits                                                        --        (13,022)        (1,270)
       Payments for deferred merger costs                                           --             --        (19,625)
       Cash acquired upon purchase of net assets of Advanced
             Durable Medical, Inc.                                                  --             --          5,901
       Additional payment for goodwill related to look-back
             agreement                                                              --       (250,000)            --
       Other assets                                                           (263,048)
--------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                         (751,173)    (2,432,824)    (1,723,089)
--------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
       Net advances (payments) on notes payable                               (235,877)        69,871       (314,340)
--------------------------------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH                                                (29,677)        24,836          3,123
CASH - BEGINNING OF YEAR                                                        31,678          6,842          3,719
--------------------------------------------------------------------------------------------------------------------
CASH - END OF YEAR                                                         $     2,001    $    31,678    $     6,842
====================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
       Interest paid                                                       $   175,540    $   326,454    $   329,827
       Income taxes paid                                                            --        683,616        436,199
--------------------------------------------------------------------------------------------------------------------
       Noncash investing and financing activities (Note 10)
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
See the accompanying notes to consolidated financial statements.

                     HCI ACQUISITION CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of HCI Acquisition Corp. and its wholly-owned subsidiaries, Home Care Instruments, Inc. and ADM Acquisition Company. Consolidated operations relate primarily to the activities of the wholly-owned subsidiaries. All intercompany account balances have been eliminated in consolidation.


     ESTIMATES AND ASSUMPTIONS

     Management uses estimates and assumptions in preparing consolidated financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.


     REVENUE PRODUCING EQUIPMENT

     Revenue producing equipment is carried at cost, less accumulated depreciation computed using straight-line and accelerated methods over eight years.


     INVENTORY

     Inventory is stated at the lower of cost or market, valued principally on the first-in, first-out basis.


     EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed using straight-line and accelerated methods over periods ranging from three to seven years, including lease terms.


     DEFERRED MERGER COSTS

     Deferred merger costs consist of merger and financing costs incurred in connection with the merger which are being amortized over sixty months.


     GOODWILL

     Goodwill represents the excess cost of purchased companies over the fair value of the net assets at the date of acquisition and payments to former shareholders for waiver of certain shareholder rights under a look back agreement. It is being amortized on the straight-line method over 15 years.

--------------------------------------------------------------------------------

HCI ACQUISITION CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (CONTINUED)


     INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred income taxes related primarily to the difference between the basis of revenue producing equipment for financial and income tax reporting. The deferred income tax liability represents the future tax return consequences of those differences which will be taxable when the assets are recovered.

     INTERIM PERIODS

     The balance sheet as of June 30, 1998, and the statements of income and retained earning and cash flows for the six months ended June 30, 1998, are unaudited, but, in the opinion of management of the Company, include all adjustments necessary to present fairly, in all material respects, the financial position as of June 30, 1998, and the results of operations and cash flows for the Company for the six months ended June 30, 1998.

2.   OPERATIONS

     On February 15, 1995, the Company President and two other individuals executed a management buy-out and corporate restructuring of Home Care Instruments, Inc. ("Home Care") whereby all outstanding shares of Class A common stock were redeemed for $2,430,000. As part of the restructuring, Home Care merged with HCI Acquisition, Inc. ("HCI") and became the surviving corporation. In addition, HCI Acquisition Corp. ("HCIAC") was formed. The President contributed all of the outstanding shares of Class B common stock of Home Care to HCIAC and Home Care became a wholly-owned subsidiary of HCIAC.

     The business combination was accounted for as a purchase and the results of operations of HCI are included in the accompanying financial statements since the date of the merger.

     On May 31, 1996, the Company formed ADM Acquisition Company ("ADMAC") which acquired the net assets of Advanced Durable Medical, Inc. ("ADM") in a business combination accounted for as a purchase. ADM is primarily engaged in the rental of continuous passive motion equipment to individuals for post-surgery rehabilitation while in their homes. The total cost of the acquisition was $178,305 which exceeded the fair value of the net assets of ADM by $50,450. The excess is being amortized on the straight-line method over 15 years.

     The Company rents and sells medical equipment and sells medical supplies to hospitals and home care providers. Sales offices are maintained in St. Louis, Missouri; Chicago, IL; Cedar Rapids, IA; Indianapolis, IN; Omaha, NE; Dallas, Texas; Lenexa, KS; Columbia, South Carolina and Detroit, Michigan. The Company grants credit to customers located primarily in the Midwestern United States.

--------------------------------------------------------------------------------

HCI ACQUISITION CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (CONTINUED)


3.   PRIOR PERIOD ADJUSTMENT

     The accompanying financial statements for 1996 have been restated to correct an error in the understatement of the deferred tax liability. The effect of the restatement for 1996 was to increase net income and decrease the provision for income taxes by $90,100. The effect also decreased retained earnings for periods prior to 1996 by $695,000.


4.   REVENUE PRODUCING EQUIPMENT

     Revenue producing equipment consists of:


                                             1997        1996
                                          -----------------------
        Revenue producing equipment       $7,361,070   $6,064,787

        Less:  Accumulated depreciation    2,154,303    1,231,398
        ---------------------------------------------------------
                                          $5,206,767   $4,833,389
        =========================================================

     Depreciation, gains and losses on revenue producing equipment charged against income amounted to $1,484,266 in 1997 and $1,233,308 in 1996 and is included in cost of sales.


5.   EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements consist of:


                                                1997       1996
                                              -------------------
        Vehicle                               $405,231   $272,070

        Furniture and fixtures                 220,553    155,643

        Leasehold improvements                  87,856      4,190
        ---------------------------------------------------------
                                               713,640    431,903

        Less:  Accumulated depreciation and
               amortization                    275,383    138,104
        ---------------------------------------------------------

                                              $438,257   $293,799
        =========================================================

     Depreciation and amortization on equipment and leasehold improvements charged against income amounted to $171,063 in 1997 and $110,846 in 1996 and is included in operating expenses.

--------------------------------------------------------------------------------

HCI ACQUISITION CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (CONTINUED)

6.   OTHER ASSETS

     Other assets consist of:

                                                       1997      1996
                                                      -------------------
         Deferred merger costs, net of amortization   $ 34,465   $ 50,992

         Goodwill, net of amortization                 657,653     48,488

         Deposits                                       24,290     11,268
         ----------------------------------------------------------------

                                                      $716,408   $110,748
         ================================================================

     Amortization of deferred merger costs and goodwill charged against income amounted to $48,999 in 1997 and $118,858 in 1996 (Note 8). Costs related to the original financing of the merger in the amount of $75,471 were expensed when the debt was refinanced in 1996.


7.   NOTES PAYABLE

     Notes payable consist of the following:

                                                         1997         1996
                                                     ----------   -----------
     Note payable - bank, secured by accounts
        receivable, inventory, equipment, and
        personal guarantees of the shareholders,
        payable in monthly principal installments
        of $38,889 plus interest at 7.91%, with a
        final balloon payment due June 30, 2001       $2,138,889   $2,566,668

     Note payable - bank (revolving line of
        credit), secured by accounts receivable,
        inventory, equipment and personal
        guarantees of the shareholders, bears
        interest at the prime rate plus 0.75%,
        due June 30, 2001                              1,805,000    1,065,000

     Notes payable - bank, secured by vehicles,
        payable in monthly installments of $10,229
        including principal and interest between
        4.8%-10.75%, due at various dates through
        October 2001                                     167,868      165,218

     Note payable - shareholders, unsecured,
        bearing interest at 9%, paid off subsequent
        to year end                                      150,000           --
     ------------------------------------------------------------------------

                                                      $4,261,757   $3,796,886
     ========================================================================



-------------------------------------------------------------------------------

HCI ACQUISITION CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (CONTINUED)


     The scheduled maturities of notes payable at December 31, 1997 are as follows:


               YEAR                            AMOUNT
               ----------------------------------------


               1998                         $   704,948

               1999                             517,868

               2000                             490,772

               2001                           2,548,169
               ----------------------------------------

                                            $ 4,261,757
               ========================================

     Interest expense amounted to $367,256 in 1997 and $329,827 in 1996 (Note
     8).

     An agreement with the bank provides that the Company comply with certain loan covenants and maintain certain net worth and debt service coverage ratios. In addition, certain restrictions relating to, among other things, mergers or consolidations, payment of dividends, pledging or assigning any assets of the Company, the creation of additional indebtedness, and becoming a guarantor in another company also apply.

     The Company was in compliance with all loan covenants as of December 31, 1997.

     In February 1998, the Company refinanced its revolving line of credit with a bank into a $2,000,000 term loan to be amortized over a six year period with a five year maturity date. The term loan is secured by accounts receivable, inventory, equipment and personal guarantees of the shareholders and bears interest at 9.25%.

     The Company also obtained a new $1,000,000 revolving line of credit with a two year maturity. This line of credit is secured by accounts receivable, inventory, equipment and personal guarantees of the shareholders and bears interest at the prime rate plus 0.75%.


8.   OTHER EXPENSES

     Other expenses consist of:

                                                        1997       1996
                                                      -------------------
     Interest expense (Note 7)                        $367,256   $329,827

     Amortization of deferred merger costs (Note 6)     48,999    118,858
     --------------------------------------------------------------------

                                                      $416,255   $448,685
     ====================================================================



-------------------------------------------------------------------------------

HCI ACQUISITION CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (CONTINUED)


9.   INCOME TAXES

     The provision for income taxes consists of:

                                                           1997          1996
                                                        -----------------------
        Current federal and state income taxes
           computed at statutory rates in effect        $ 534,279     $ 496,816

        Deferred income tax credit                       (10,000)      (25,000)
     -------------------------------------------------------------------------

                                                       $ 524,279     $ 471,816
     =========================================================================


10.  SUPPLEMENTAL CASH FLOW INFORMATION

     The Company had the following noncash investing and financing activities during 1997 and 1996:

     On February 1, 1997, the Company acquired the rental equipment of Omni Medical Supply and the rental income stream derived from those assets in a business combination accounted for as a purchase. The total cost of the acquisition was $600,000 which exceeded the fair value of the rental equipment by $395,000. The Company funded the acquisition through shareholder debt infusion of $150,000 and borrowings on the step-down revolving note.

     On May 31, 1996, the Company's acquisition of the net assets of Advanced Durable Medical, Inc. was financed in the amount of $178,305. The balance sheet of Advanced Durable Medical, Inc. on the acquisition date was as follows:


        ASSETS

             Revenue producing equipment - net       $105,000

             Cash                                       5,901

             Accounts receivable                       56,131

             Equipment                                 25,000

             Goodwill                                  50,450
                                                     --------
                                                      242,482
                                                     --------

        LIABILITIES

             Accounts payable and accrued expenses     19,331

             Notes payable                             44,846
                                                     --------
                                                       64,177
                                                     --------

        TOTAL NET ASSETS PURCHASED                   $178,305
                                                     ========


--------------------------------------------------------------------------------

HCI ACQUISITION CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes To Consolidated Financial Statements (CONTINUED)

11.  COMMITMENTS

     On February 15, 1997, the Company entered into a lease agreement at a new location in St. Louis which provides for annual base rentals of $64,200 throughout the terms of the lease, which expires April 30, 2000.

     The Company is also obligated under additional leases for its sales offices. The leases expire at various dates through 2000.

     Rent expense charged to operations amounted to $118,557 in 1997 and $120,239 in 1996.

     The minimal annual lease payments for the remaining terms of the leases are as follows:

                   YEAR                           AMOUNT
                   ---------------------------------------
                   1998                          $ 128,000

                   1999                            124,000

                   2000                             60,000
                   ---------------------------------------

                                                 $ 312,000
                   =======================================


12.  SUBSEQUENT EVENTS

     On February 28, 1998, the shareholders of HCI Acquisition Corp. and subsidiaries purchased the stock of ADM Acquisition Company for $200,000.


--------------------------------------------------------------------------------

                INDEPENDENT AUDITORS' REPORT ON SUPPLEMENTARY DATA


Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidating balance sheet, statement of income and consolidating schedules of cost of sales and operating expenses are presented for purposes of additional analysis and are not a required part of the basic consolidated financial statements. Such information has not been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, accordingly, we express no opinion on it.

                                    /s/ Rubin, Brown Gornstein & Co. LLP



February 6, 1998


--------------------------------------------------------------------------------

                     HCI ACQUISITION CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                          CONSOLIDATING BALANCE SHEET
                           DECEMBER 31, 1997 AND 1996


                                     ASSETS

                                                                                      DECEMBER 31,
                                                     -------------------------------------------------------------------------------
                                                                                   1997                                     1996
                                                     ----------------------------------------------------------------  (AS RESTATED)
                                                         HCI        HOME CARE     ADM                                  -------------
                                                     ACQUISITION  INSTRUMENTS, ACQUISITION                CONSOLIDATED  CONSOLIDATED
                                                        CORP.          INC.     COMPANY     ELIMINATIONS     TOTALS         TOTALS
                                                     -------------------------------------------------------------------------------

REVENUE PRODUCING EQUIPMENT                            $     --   $ 5,075,803   $130,964     $         --   $ 5,206,767  $ 4,833,389
------------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
       Cash                                                  --            --     31,678               --        31,678        6,842
       Accounts receivable (less allowance
         for doubtful accounts of $25,400
         in 1997 and 1996)                                   --     1,373,068    100,351               --     1,473,419    1,471,642
       Inventory                                             --       283,149      2,836               --       285,985      230,806
       Prepaid and refundable income taxes                   --         2,699         --               --         2,699           --
       Prepaid expenses and miscellaneous receivables        --        11,436         --               --        11,436        6,259
       Investment in subsidiary                         448,762       178,305         --         (627,067)           --           --
       Equipment and leasehold improvements                  --       379,846     58,411               --       438,257      293,799
       Due from affiliated company                           --       138,173         --         (138,173)           --           --
       Other assets                                          --       671,283     45,125               --       716,408      110,748
------------------------------------------------------------------------------------------------------------------------------------
                   TOTAL OTHER ASSETS                   448,762     3,037,959    238,401         (765,240)    2,959,882    2,120,096
------------------------------------------------------------------------------------------------------------------------------------
                                                       $448,762   $ 8,113,762   $369,365     $   (765,240)   $8,166,649  $ 6,953,485
====================================================================================================================================

LIABILITIES
       Notes payable                                   $     --   $ 4,242,475   $ 19,282     $         --    $4,261,757  $ 3,796,886
       Accounts payable and accrued expenses                 --     1,261,949     17,375               --     1,279,324    1,259,874
       Income taxes payable                                  --            --         --               --            --      146,638
       Deferred income tax liability                         --       660,000         --               --       660,000      670,000
       Due to affiliated company                             --            --    138,173         (138,173)           --           --
------------------------------------------------------------------------------------------------------------------------------------
                   TOTAL LIABILITIES                         --     6,164,424    174,830         (138,173)    6,201,081    5,873,398
------------------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
       Common stock                                       1,000         1,000      1,000           (2,000)        1,000        1,000
       Additional paid-in capital                       447,762       447,762    177,305         (625,067)      447,762      447,762
       Retained earnings                                     --     1,500,576     16,230               --     1,516,806      631,325
------------------------------------------------------------------------------------------------------------------------------------
                   TOTAL STOCKHOLDERS' EQUITY           448,762     1,949,338    194,535         (627,067)    1,965,568    1,080,087
------------------------------------------------------------------------------------------------------------------------------------
                                                       $448,762   $ 8,113,762   $369,365     $   (765,240)   $8,166,649  $ 6,953,485
====================================================================================================================================



See the accompanying independent auditors' report on supplementary data.

                     HCI ACQUISITION CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                       CONSOLIDATING STATEMENT OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                                                                   1996
                                                                     1997                     (AS RESTATED)
                                               --------------------------------------------------------------------
                                                                              CONSOLIDATED         CONSOLIDATED
                                               HOME CARE       ADM               TOTALS               TOTALS
                                              INSTRUMENTS,  ACQUISITION   -------------------- --------------------
                                                  INC.       COMPANY        AMOUNT        %      AMOUNT         %
                                              ---------------------------------------------------------------------
NET SALES                                      $7,875,490   $  459,800    $8,335,290    100.0  $7,751,584     100.0

COST OF SALES                                   3,102,479       66,445     3,168,924     38.0   3,206,613      41.4
-------------------------------------------------------------------------------------------------------------------

GROSS PROFIT                                    4,773,011      393,355     5,166,366     62.0   4,544,971      58.6

OPERATING EXPENSES                              2,943,490      396,861     3,340,351     40.1   2,811,735      36.2
-------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM OPERATIONS                   1,829,521       (3,506)    1,826,015     21.9   1,733,236      22.4

OTHER EXPENSES
       Interest expense                           365,944        1,312       367,256      4.4     329,827       4.3
       Amortization of deferred merger costs       48,999         --          48,999      0.6     118,858       1.5
-------------------------------------------------------------------------------------------------------------------
                   TOTAL OTHER EXPENSES           414,943        1,312       416,255      5.0     448,685       5.8
-------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) BEFORE PROVISION
       FOR INCOME TAXES                         1,414,578       (4,818)    1,409,760     16.9   1,284,551      16.6

PROVISION FOR INCOME TAXES                        524,279         --         524,279      6.3     471,816       6.1
-------------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS)                              $  890,299   $   (4,818)   $  885,481     10.6  $  812,735      10.5
===================================================================================================================

Item 7 - Financial Statements and Exhibits

(b)  Pro Forma Financial Information

     On February 25, 1998, the Company completed a merger pursuant to the Agreement and Plan of Merger (the Merger), dated as of November 25, 1997, between UHS Acquisition Corp., a newly-formed Minnesota corporation controlled by J.W. Childs Equity Partners, L.P. ("Childs"), with and into the Company. In connection with the Merger, the following occurred:

     * The Company's existing shareholders (other than the new senior management team and certain other continuing members of management) received, in consideration for the cancellation of approximately 53 million shares of the Company's common stock and options to purchase approximately 3.3 million shares of common stock, cash in the aggregate amount of approximately $84.7 million (net of aggregate option exercise price) or $1.55 per share.

     * The Company repaid the outstanding principal balance of approximately $35.5 million under existing loan agreements and incurred early termination fees and write-off of the related deferred financing cost.

     * The Company paid fees and expenses of approximately $11.5 million related to the Merger of which approximately $5.9 million were capitalized as deferred financing costs.

     * The Company paid approximately $3.3 million in severance payments to certain noncontinuing members of the Company's management of which $476,000 had already been accrued.

     * The Company received an equity contribution of approximately $21.3 million from Childs and affiliates and the management investors.

     * The Company issued $100 million in aggregate principal amount of 10.25% Senior Notes due 2008 (the Senior Notes).

     * The Company borrowed approximately $14.3 million under a new Revolving Credit Facility.

     * The Company recognized a tax benefit from the exercise of stock options of $1 million.

          The transaction was structured as a leveraged recapitalization for accounting purposes.

     On July 30, 1998, the Company acquired Home Care Instruments, Inc. ("HCI") pursuant to a stock purchase agreement among the Company and the shareholders of HCI. Pursuant to the agreement, the Company acquired all of the outstanding capital stock of HCI for approximately $20 million, which includes repayment of approximately $4 million of outstanding indebtedness of HCI. The purchase price was paid with draws on the Company's Revolving Credit Facility and issuance of 256,272 shares of the Company's common stock valued at $715,000.

     Home Care Instruments, Inc. rents medical equipment to the home care and hospital markets in the Midwestern United States, renting approximately 100 types of equipment. The Company also supplies disposable medical products used in connection with the Company's rental equipment and provides a variety of biomedical services.

     The following pro forma condensed consolidated statements of operations for the six months ended June 30, 1998, and the year ended December 31, 1997, give effect to the merger, acquisition and the financing thereof as if such transactions had occurred at January 1, 1997. The pro forma condensed consolidated balance sheet as of June 30, 1998, gives effect to the acquisition and the financing thereof as if such transactions had occurred as of that date. The recapitalization was structured as a leveraged recapitalization for accounting purposes, with all assets and liabilities being carried over at historical cost. The acquisition was accounted for pursuant to the purchase method of accounting.

     The pro forma financial data presented herein based on management's estimate of the effects of the recapitalization and acquisition and financing thereof. The pro forma financial data is based upon current available information and certain assumptions that the Company believes are reasonable. The Company does not expect the receipt of additional information to have a material adverse effect on the pro forma financial data. The pro forma condensed consolidated statements of operations for the six months ended June 30, 1998, and the year ended December 31, 1997, and the pro forma condensed consolidated balance sheet as of June 30, 1998 are unaudited, but in the opinion of the Company include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position for the periods presented.

     The pro forma condensed consolidated statements of operations for the six months ended June 30, 1997, and the year ended December 31, 1997, and the pro forma condensed consolidated balance sheet as of June 30, 1998 are not necessarily indicative of the results of operations or financial position that actually would have been achieved had the transactions described been consummated as of the dates indicated, or that may be achieved in the future.

UNIVERSAL HOSPITAL SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED
BALANCE SHEET
June 30, 1998

(DOLLARS IN THOUSANDS, except per share
information)


                                                                      Universal     Home Care
                                                                      Hospital     Instruments,
                                                                    Services, Inc.     Inc.         Pro Forma
                                                                      Historical(1)  Historical(2)  Adjustments      Pro Forma
                                                                      ----------     ---------      ------------     ----------
                                                   ASSETS
Current Assets:
   Cash and cash equivalents                                                                2                                2
   Accounts receivable, net                                              12,417         1,544             150 (2)       14,111
   Inventories                                                            1,760           283             (25)(4)        2,018
   Other current assets                                                   2,753           337            (337)(5)        2,753
   Deferred income taxes                                                    418                           237 (6)          655
                                                                      ---------     ---------       ---------        ---------
      Total current assets                                               17,348         2,166              25           19,539

Property and equipment, net                                              54,102         5,314                           59,416
Intangible assets primarily, goodwill and deferred
    financing costs, net                                                 19,880           643          13,654 (7)       34,177
                                                                      ---------     ---------       ---------        ---------
      Total assets                                                    $  91,330     $   8,123       $  13,679        $ 113,132
                                                                      =========     =========       =========        =========

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
   Current portion of long-term debt                                        201           800            (800)(8)          201
   Accounts payable and accrued expenses                                  8,326         1,041             516 (9)        9,883
                                                                      ---------     ---------       ---------        ---------
      Total current liabilities                                           8,527         1,841            (284)          10,084

Long-term debt                                                          112,764         3,226          15,644 (8)      131,634
Deferred income taxes                                                     3,495           660                            4,155
Deferred compensation and pension                                         1,701                                          1,701

Shareholders' equity (deficiency)
   Common Stock, $0.01 par value; 25,000,000 shares authorized, 15,624,464 shares issued and outstanding, 15,880,736 issued and outstanding
      on a pro forma basis                                                   156            1              24 (10)         181
   Additional paid in capital                                                             448             242 (10)         690
   Accumulated deficit                                                   (35,262)       1,947          (1,947)(10)     (35,262)
   Stock subscription receivable                                             (51)                                          (51)
                                                                       ---------    ---------       ---------        ---------
      Total shareholders'  equity (deficiency)                           (35,157)       2,396          (1,681)         (34,442)
                                                                       ---------    ---------       ---------        ---------
      Total liabilities and shareholders' equity                       $  91,330    $   8,123       $  13,679        $ 113,132
                                                                       =========    =========       =========        =========



See accompanying notes to unaudited pro forma condensed financial statements

             NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               as of June 30, 1998


The purchase price has been allocated to assets and liabilities as indicated in the following summary open balance sheet of HCI (in thousands):

                                                        HCI
                                                      -------

Current assets                                        $ 2,169
Property and equipment, net                             5,314
Goodwill                                               14,109
                                                      -------

                  Total assets                        $21,592

Accounts payable, accrued compensation, pension and
  Accrued expenses                                    $ 1,497
Deferred income taxes                                     660
                                                      -------

                  Total liabilities                   $ 2,157
                                                      -------

                                    Net assets        $19,435

1. Represents the unaudited historical balance sheet of the Company as of June 30, 1998, as reported in the Company's June 30, 1998 Form 10-Q as filed with the SEC.

2. Represents the unaudited historical balance sheet of HCI as of June 30, 1998.

3. Represents fair value adjustments to accounts receivable of HCI, and an adjustment to accounts receivable of HCI to conform with the Company's revenue recognition policy.

4.   Represents fair value adjustment to inventories of HCI.

5. Represents the reduction of shareholder notes receivable paid at closing of HCI acquisition.

6. Represents deferred tax adjustments resulting from other pro forma balance sheet adjustments.

7. Represents excess of the purchase price on net assets acquired, deferred financing costs paid for new debt incurred to finance the acquisition, and the elimination of HCI historical goodwill.

8. Represents the net of HCI debt repaid in conjunction with the acquisition and new debt incurred to finance the acquisition.

             NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                         as of June 30, 1998 (Continued)


9. Represents the establishment of severance accruals for employees terminated at HCI in connection with the acquisition and accruals recorded upon acquisition in connection with liabilities incurred upon acquisition and establishment of accruals to conform to the Company's policies.


10. Represents the elimination of HCI shareholders' equity and the addition of common stock issued in connection with the HCI acquisition.

UNIVERSAL HOSPITAL SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
SIX MONTHS ENDED JUNE 30, 1998
(IN THOUSANDS)

                                                            UNIVERSAL     HOME CARE
                                                             HOSPITAL    INSTRUMENTS,
                                                           SERVICES, INC.   INC.       PRO FORMA
                                                           HISTORICAL(1) HISTORICAL(2) ADJUSTMENTS PRO FORMA
                                                             --------    ------------- ----------- ---------

Revenues:

     Equipment rentals                                       $ 29,160    $  3,117      $  (82)(3)   $ 32,195
     Sales of supplies and equipment, and other                 2,366         843                      3,209
                                                             --------    --------      ------       --------

              Total revenues                                   31,526       3,960         (82)        35,404

Costs of rentals and sales:

     Cost of equipment rentals                                  7,276         437                      7,713
     Rental equipment depreciation                              7,845         773          (9)(4)      8,609
     Cost of supplies and equipment sales                       1,558         630          (7)(4)      2,181
                                                             --------    --------      ------       --------

              Total cost of rentals and sales                  16,679       1,840         (16)        18,503
                                                             --------    --------      ------       --------

Gross profit                                                   14,847       2,120         (66)        16,901

Selling, general and administrative                             9,419       1,221         (99)(5)     10,541
Recapitalization and transaction costs                          5,028                  (5,028)(6)
                                                             --------    --------      ------       --------

Operating income                                                  400         899       5,061          6,360

Interest expense                                                4,392         181       2,099(7)       6,672
                                                             --------    --------      ------       --------

(Loss) income before income taxes and extraordinary charge     (3,992)        718       2,962           (312)

(Benefit) provision for income taxes:                            (678)        287         316(8)         (75)
                                                             --------    --------      ------       --------

Net (loss) income before extraordinary charge                  (3,314)        431       2,646           (237)

Extraordinary charge, net of tax benefit of $1,300              1,863                  (1,863)(9)
                                                             --------    --------      ------       --------
Net (loss) income                                            ($ 5,177)   $    431      $4,509       $   (237)
                                                             ========    ========      ======       ========



See accompanying notes to unaudited pro forma condensed statement of income.

UNIVERSAL HOSPITAL SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 1997
(IN THOUSANDS)


                                                            UNIVERSAL
                                                             HOSPITAL  HOME CARE
                                                             SERVICES, INSTRUMENTS,
                                                               INC.       INC.
                                                            HISTORICAL HISTORICAL   PRO FORMA
                                                               (1)        (2)       ADJUSTMENTS   PRO FORMA
                                                             -------------------    -----------    -------

Revenues:

     Equipment rentals                                       $ 54,489   $  6,460    $  (460)(3)    $60,489
     Sales of supplies and equipment, and other                 5,586      1,875                     7,461
                                                             --------   --------    -------        -------

           Total revenues                                      60,075      8,335       (460)        67,950

Costs of rentals and sales:

     Cost of equipment rentals                                 13,577        793                    14,370
     Rental equipment depreciation                             14,435      1,579        (15)(4)     15,999
     Cost of supplies and equipment sales                       3,838      1,589        (52)(4)      5,375
                                                             --------   --------    -------        -------

           Total cost of rentals and sales                     31,850      3,961        (67)        35,744
                                                             --------   --------    -------        -------

Gross profit                                                   28,225      4,374       (393)        32,206

Selling, general and administrative                            18,448      2,598     (1,119)(5)     19,927
Recapitalization and transaction costs                          1,719                (1,719)(6)
                                                             --------   --------    -------        -------

Operating income (loss)                                         8,058      1,776      2,445         12,279

Interest expense                                                3,012        367     10,407(7)      13,786
                                                             --------   --------    -------        -------

Income (loss) before income taxes and extraordinary charge      5,046      1,409     (7,962)        (1,507)

Provision  (benefit) for income taxes:                          2,347        524     (3,306)(8)       (435)
                                                             --------   --------    -------        -------

Net  income (loss)                                           $  2,699   $    885    $(4,656)       $(1,072)
                                                             ========   ========    =======        =======



See accompanying notes to unaudited pro forma condensed statement of income.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     For the Six Months Ended June 30, 1998
                      And the Year Ended December 31, 1997


1. Represents the unaudited historical statement of income of the Company for the six months ended June 30, 1998, as reported in the Company's June 30, 1998, Form 10-Q as filed with the SEC and the audited historical Statement of Income for the Company for the year ended December 31, 1997.

2. Represents the unaudited historical statement of income of HCI for the six months ended June 30, 1998, and the audited historical Statement of Income of HCI for the year ended December 31, 1997.

3. Represents the elimination of revenue related to ADM, Inc., a wholly-owned subsidiary of HCI, not acquired by the Company.

4.   Represents the elimination of cost of goods sold related to ADM, Inc.

5.   Represents the following:

                                                           Six Months
                                                             Ended     Year Ended
                                                            June 30,  December 31,
                                                             1998         1997
                                                            ------       -------
Decrease in senior management team compensation
that did not continue employment with the Company
 after the recapitalization.                                 (176)         (986)

Net of amortization expense of goodwill
capitalized as a result of the acquisition
and the reduction of HCI historical goodwill
eliminated.                                                   443           885

Removal of compensation expense of employees
of HCI terminated as a result of the
acquisition and not replaced.                                (138)         (316)

Decrease in senior management compensation
of HCI employees, to new annual compensation
per employment agreements.                                   (107)         (215)

Reduction of office rent for HCI offices
closed as part of the acquisitions.                           (45)          (90)

Elimination of selling general and administrative
expense of ADM, Inc.                                          (56)         (397)
                                                             ----       -------

                                                             $(99)      $(1,119)
                                                             ====       =======


         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     For the Six Months Ended June 30, 1998
                And the Year Ended December 31, 1997 (Continued)


6. Reflects recapitalization and transaction costs consisting primarily of legal investment banking and special committee fees incurred by the Company in connection with the recapitalization and the process of exploring strategic alternatives to enhance shareholder value prior to the date of the recapitalization.

7. Represents increase interest expense related to indebtedness incurred to complete the recapitalization and acquisition and amortization of related deferred financing fees, offset by decreased interest expense of the Company and HCI retired in conjunction with the recapitalization and acquisition.

8. Represents the tax effect of the pro forma adjustments at the Company's effective rate.

9. Represents the elimination of an extraordinary charge of $1,863 net of tax benefit of $1,300 for the write-off of unamortized deferred financing fees and prepayment penalty related to debt retired using proceeds of the offering.